Exhibit 10.14

English Translation

Lien Asset Transfer Agreement

This Lien Asset Transfer Agreement (the “Agreement”) is entered into on December 28, 2024, by and between Hanryu Bank Co., Ltd. (hereinafter referred to as the “Transferor”) and Global Interactive Technologies, Inc. (formerly known as Hanryu Holdings, Inc.; hereinafter referred to as the “Transferee”), as follows:

The parties hereby enter into this Agreement regarding the transfer of lien assets granting the right to occupy and use, free of charge, the 2nd through 4th floors of the Seoul Marina Building.

Article 1. Transfer of Lien Assets

Under the terms and conditions set forth herein, the Transferor agrees to transfer to the Transferee all rights and interests in the lien asset (hereinafter referred to as the “Transferred Asset”) that the Transferor acquired on July 6, 2021 from Sewang Co., Ltd., consisting of the right to occupy and use, free of charge, the Seoul Marina Building located at 160 Yeouiseo-ro, Yeongdeungpo-gu, Seoul.

Article 2. Transfer Price and Payment Method

1.	The transfer price under this Agreement shall be KRW 2,144,406,229.

2.	The transfer price shall be calculated after deducting the value corresponding to the period during which the Transferor already occupied and used, free of charge, the 2nd through 4th floors of the Seoul Marina Building from the acquisition date from Sewang Co., Ltd. (July 6, 2021) through the date of execution of this Agreement (December 28, 2024), from the total usable period ending on the notified expiration date of the lien usage rights (May 16, 2031).

3.	The Transferor shall pay the purchase price specified in Paragraph 1 on the execution date of this Agreement. The payment method for the transfer price shall be by offsetting against monetary loan receivables owed by the Transferee to the Transferor.

Article 3. Effective Date of Transfer

The transfer of the lien asset pursuant to this Agreement shall become effective on the execution date of this Agreement.

Article 4. Miscellaneous General Provisions

1.	The parties shall cooperate so that all legal and administrative procedures related to the transfer of the lien asset may be promptly completed.

2.	The Transferor and the Transferee shall not disclose this Agreement to any third party without the prior consent of the other party, and shall not disclose to any third party any confidential information learned during the negotiation or implementation process of this Agreement.

3.	Any matters not expressly provided for in this Agreement shall be governed by the relevant laws and regulations and customary commercial practices.

To evidence the foregoing agreement, the parties have prepared two (2) original copies of this Agreement, and each party shall retain one (1) copy.

December 28, 2024

Transferor

Company Name: Hanryu Bank Co., Ltd.

Business Registration Number: 763-86-01220

Address: Room 403 and S-164, 8 Gukhoe-daero 38-gil, Yeongdeungpo-gu, Seoul (Dangsan-dong 3-ga, Munhwa Building)

Chief Executive Officer: Lee Giyong

Transferee

Company Name: Global Interactive Technologies, Inc. (formerly known as Hanryu Holdings, Inc.)

Address: 160 Yeouiseo-ro, Yeongdeungpo-gu, Seoul (Yeouido-dong)

Representative: Kim Taehoon